Exhibit 99.1

Safeguard Scientifics Announces First Quarter 2011 Financial Results

Anticipates Platform Expansion with Acquisition of an Equity Interest in a Mezzanine Lending Company; Deployed $5M and $25M, respectively, in New Partner Companies ThingWorx and PixelOptics

Live Conference Call and Webcast Today at 9:00am EDT — www.safeguard.com/results

WAYNE, Pa.--(BUSINESS WIRE)--April 27, 2011--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced its results of operations for the first quarter of 2011. In addition, Safeguard announced that it has reached an agreement in principle to expand its capital deployment capabilities through a strategic partnership with a private company which provides subordinated debt and structured equity financing. Safeguard will own a significant equity stake in the operating/management enterprise and will commit $30 million of capital to the initiative.

Safeguard would deploy capital over the next several years alongside private funds managed by the company and would share in the management fees and profit participation related to these private funds under management. This strategic partnership represents Safeguard’s first initiative to leverage alternative pools of capital alongside its own capital in a fashion that is expected to produce management fee income and profit participation. This initiative expands Safeguard’s capabilities and enhances our strategy to seek equity and/or debt stakes via significant minority or majority positions in public or private companies with our own capital and managed capital from strategic and/or financial sources. The operating name of the enterprise and other details regarding the transaction will be announced at a future date.

“Since the beginning of 2011, we have made exciting progress on three facets of our strategic game plan,” said Peter J. Boni, President and Chief Executive Officer. “In addition to supporting the continued growth of our existing partner companies, we deployed $30 million of capital for equity positions in two, new innovative partner companies — ThingWorx and PixelOptics. Safeguard also reached agreement in principle to acquire a significant equity interest in, and become a strategic partner in, a mezzanine lending venture that will initially have in excess of $60 million of capital available for its lending activities and operations. This strategic partnership is expected to generate income for Safeguard, diversify Safeguard’s business and expand capital and market opportunities. All of these advancements are possible because of recent well-timed exit transactions that have enhanced Safeguard’s financial strength and flexibility.”

Safeguard’s first quarter consolidated net loss from continuing operations was $9.0 million, or $0.44 per share, compared with a net loss of $21.9 million, or $1.07 per share, for the same period of 2010. The quarter’s loss was principally due to corporate operating expenses, equity loss and net interest expense.

Safeguard previously announced capital deployments of $5 million and $25 million, respectively, for significant equity positions in ThingWorx and PixelOptics. ThingWorx has developed a revolutionary platform that enables the connection of applications, people, systems and devices, driving increased efficiencies in industrial markets such as manufacturing, utilities and energy, as well as in emerging “Internet of Things” markets, which include smart homes, cities, agriculture, transportation, and infrastructure. PixelOptics is a medical technology company that is commercializing, emPower!, the world’s first electronically-focusing prescription eyewear.

Stephen T. Zarrilli, Senior Vice President and Chief Financial Officer, said that, in addition to Safeguard’s capital commitment to the mezzanine lending company, it is anticipated that more than $30 million in additional capital will be committed to the enterprise by several limited partners. “This strategic partnership advances our previously disclosed strategy to leverage alternative sources of capital in a fashion that: expands our capital deployment capabilities utilizing external executive talent; produces income and profit participation; and further utilizes our management talent,” Zarrilli added. “This initiative augments what we already do well — provide meaningful and flexible capital plus operational support services to growth-stage businesses. In addition, it will provide rational levels of mezzanine financing to properly capitalize lower middle-market mid-Atlantic enterprises. Safeguard will own a significant equity interest in the venture and expects to benefit from management fees and carried interest, generating income and cash flow that will also partially offset our corporate infrastructure costs.”

Other developments during the quarter included the repurchase at face value of $30.8 million of Safeguard’s 2.625% convertible senior subordinated notes due 2024. The repurchase reduced the company’s debt-to-equity ratio to 1:5 from 1:3 at December 31, 2010, and 1:2 at December 31, 2009. Safeguard’s outstanding debt at March 31, 2011 of $45.2 million was primarily comprised of 10.125% debentures due 2014 with an effective conversion price of $16.50, subject to certain restrictions. The company’s balance of cash, cash equivalents and marketable securities at March 31, 2011 was $174 million, excluding amounts held in escrow and restricted cash.

Safeguard reiterated its 2011 aggregate partner company revenue projections. For the technology group, revenue is forecasted in the range of $180 million to $190 million. Given the performance of our technology partner companies in Q1, they are on track to meet this target guidance. Revenue guidance for the life sciences group has been deferred due to partner company Advanced BioHealing’s February filing with the U.S. Securities and Exchange Commission of a registration statement on Form S-1 for an initial public offering. Safeguard reported aggregate partner company revenue, inclusive of Clarient and Quinnova Pharmaceuticals (each of which was sold in December 2010), of $403 million for 2010, $262 million for 2009, $179 million for 2008 and $100 million for 2007.

LIFE SCIENCES PARTNER COMPANIES HIGHLIGHTS

Advanced BioHealing, Inc. (ABH), a regenerative medicine company, has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in preparation for its initial public offering. Safeguard has deployed $10.8 million of capital in ABH since February 2007 and has a 28% primary ownership position.

Alverix, Inc. produces novel, handheld and pocket-sized medical diagnostic instruments that enable central laboratory-quality results to be achieved in the physician offices, laboratory outreach locations, retail clinics and homes where test information is critical to patient care. Alverix and Becton, Dickinson and Co. are collaborating to develop point-of-care assay systems that improve infectious-disease diagnoses. The company continues to focus its efforts on growing its platform of partners and is awaiting FDA approval for its first instrument, which could lead to domestic sales in 2011. Safeguard has deployed $7.1 million of capital in Alverix since October 2007 and has a 50% primary ownership position.

Good Start Genetics, Inc. is a diagnostic company that is developing a more accurate and comprehensive pre-pregnancy genetic test based on proprietary gene sequencing technology, designed to replace single-disorder-only tests currently on the market. The company’s offering is expected to launch in late 2011 and will allow improved identification of carriers of heritable genetic disorders, enabling physicians to help prospective parents make more knowledgeable medical decisions before conception. Operating in a fast-growing $4.7 billion segment of the U.S. clinical laboratory testing market, Good Start Genetics’ platform may also be a valuable tool in oncology, cardiovascular and/or adult genetic disorder applications. Safeguard deployed $6.8 million of capital in Good Start Genetics in September 2010 and has a 26% primary ownership position.

Molecular Biometrics, Inc. is developing novel clinical diagnostic tools for applications in personalized medicine. Its first product, ViaMetrics-ETM, was recently voluntarily withdrawn from the market to allow the company to address certain technical concerns. The company will need significant additional funding before it would be able to re-launch the product. Safeguard has deployed $10.0 million of capital in Molecular Biometrics since September 2008 and has a 35% primary ownership position.

NuPathe Inc. (Nasdaq: PATH) is a specialty pharmaceutical company that develops and commercializes branded therapeutics for diseases of the central nervous system. NuPathe raised $43 million in net proceeds from its initial public offering of common stock in August 2010. The FDA recently accepted NuPathe’s NDA for its lead product candidate, Zelrix™, a single-use transdermal sumatriptan patch being developed to treat acute migraine. Zelrix is the first ever submission to the FDA of a transdermal patch for the treatment of migraine. The company continues to prepare for commercial launch. Safeguard has deployed $18.3 million of capital in NuPathe since September 2006 and owns 18% of its outstanding common shares.

PixelOptics, Inc. is a medical technology company that has developed and will soon be commercializing the world’s first and only electronically-focusing prescription eyewear, called emPower!. Subsequent to the first quarter of 2011, Safeguard led a $45 million financing round, which included $35 million in equity and $10 million in debt. emPower! represents the most significant technological advance in prescription eyewear in the last 50 years – featuring the most advanced electronic innovations and substantially reducing or eliminating the perceived distortion and other limitations associated with multifocal lenses. emPower! will compete for a share of the progressive lens market, estimated at $13 billion per year, representing more than 50 million pairs sold. Safeguard deployed $25 million in PixelOptics in April 2011 for a 25% primary ownership position.

Tengion Inc. (Nasdaq: TNGN) is a clinical-stage, organ-regeneration company with programs for urologic, renal and gastrointestinal regeneration based on its proprietary Autologous Organ Regeneration Platform™. The company went public in 2010, raising $26 million in net proceeds. Recently, Tengion implanted its Neo-Urinary Conduit™ in the first patient in an ongoing clinical trial evaluating the company’s lead product candidate in bladder cancer patients requiring a urinary diversion after bladder removal. In March, the company sold securities in a private placement raising net proceeds of approximately $29 million. Proceeds have been or are being utilized to support clinical trials, and to refinance outstanding debt. Based on the current level of operating expenditures and debt repayments, Tengion expects to be able to fund operations through May 2012. Safeguard has deployed $9.0 million in Tengion since October 2008, and presently owns approximately 2.5% of the company’s outstanding common shares.

TECHNOLOGY PARTNER COMPANIES HIGHLIGHTS

AdvantEdge Healthcare Solutions, Inc. (AHS) is one of the nation’s top 10 providers of medical billing and practice management services for physicians, ambulatory surgery centers, and other healthcare providers. The company’s proven, proprietary software delivers outsourced billing solutions to hospital-based physician groups, large office-based medical practices and surgery centers. AHS’ state-of-the-art technology efficiently collects financial information and speeds reimbursement of third-party claims and patient payments, enabling physicians to maximize revenue and decrease their billing and practice management costs. Revenues in 2010 were up approximately 115% from 2009 revenue. AHS continues to gain meaningful scale through organic growth and strategic acquisitions and expects continued growth in 2011 revenues. Safeguard has deployed $15.3 million of capital in AHS since November 2006 and has a 40% primary ownership position.

Beyond.com, Inc. is the largest network of niche career communities, providing access to thousands of top-tier industry and local websites in the U.S. and Canada. The Beyond.com Network of websites accounts for more than 12.5 million resumes and powers portals for some of the Internet’s best-known and well-established career brands and media publishers. In late 2010, Beyond.com acquired Orbius, a powerful social website platform that allows businesses to create and govern their own full-featured social or professional networking community websites for their members, employees or customers. Beyond.com revenues and operating cash flow continue to grow steadily. Safeguard has deployed $13.5 million of capital in Beyond.com since March 2007 and has a 38% primary ownership position.

Bridgevine, Inc. acquires customers for Internet, phone, television, wireless, entertainment and other service providers and advertisers through its intelligent online shopping engine and marketing platform. Improvements to Bridgevine’s technology platform contributed to solid growth in 2010 revenues. Bridgevine’s advertising partners include Comcast, AT&T, Charter, Cox Communications, Netflix, Real Networks, Qwest, Time Warner Cable and Verizon. Safeguard has deployed $10.0 million of capital in Bridgevine since August 2007 and has a 23% primary ownership position.

MediaMath, Inc. provides an enterprise-class digital media buying data and reporting platform that enables advertising agencies to make the best use of billions of daily impressions. Agencies and advertisers, including many Fortune 500 companies, engage MediaMath to promote America’s leading brands. The company was first to market with its technology in 2007 and continues to build on its advantage. In 2010, MediaMath increased revenues 150% from 2009 and launched its enhanced media buying platform, TerminalOne™ (T1) with a user interface that allows marketers to directly manage campaigns according to specific objectives. The acquisition of Adroit Interactive enabled combination under one roof of the key components of successful banner advertising to drive improved campaign results to advertisers and agencies. MediaMath has been aggressively growing its domestic and international operations, opening offices in Los Angeles, Chicago, Boston, Washington, D.C., Ontario, Canada and London. Additional offices are slated to launch in 2011 in Latin America and Asia. As a result of this momentum, MediaMath was recognized by AlwaysOn — for the 3rd consecutive year — as one of the hottest companies in the digital advertising space and is now ranked among the world’s top 100 privately held firms. In February 2011, Safeguard provided $9 million in follow-on funding, in part, to expand MediaMath global sales and marketing initiatives, and to fuel technology development. In total, Safeguard has deployed $15.7 million in MediaMath since July 2009 and has a 22% primary ownership position.

Portico Systems, Inc. offers innovative management software and services solutions to the health insurance industry enabling them to design, build, service and reimburse their provider networks. Through recent acquisitions and contracts, Portico now serves 39 healthcare customers, including CIGNA, MMM Holdings, The Principal Financial Group, and many of the Blues, with 42 million members annually. Company revenues have grown at double-digit rates over each of the past five years. In late 2010, Safeguard provided Portico with a $5 million subordinated debt financing. Portico also increased its credit facilities with Comerica Bank (NYSE: CMA) to support market penetration strategies. Recently, Portico CTO and co-founder Scott Fraser was recognized by Philadelphia SmartCEO magazine for excellence in creating competitive advantages through technology. AlwaysOn named Portico to its OnDemand Top 100 list for innovation and advances in productivity. Safeguard has deployed $14.3 million of capital in Portico since August 2006 and has a 45% primary ownership position.

SafeCentral, Inc. is a developer of security software applications and technologies for data loss prevention for enterprise, commercial banking and individual consumer markets. SafeCentral is available to consumers through various ISP partnerships as well as through a partnership with TrendMicro. Due to modifications to the strategic direction of the business and changes in executive management at SafeCentral, Safeguard recognized an impairment charge in the three months ended March 31, 2011. Safeguard has deployed $9.3 million of capital in SafeCentral since April 2006 and has a 20% primary ownership position.

Swap.com is leading the swap movement both online and offline in communities across the world. Swap.com brings people together to swap stuff through its award winning website, local events, homes, schools, and co-branded partnerships. Its user base has expanded to more than 1 million members. In addition, Swap.com recently launched the Swap.com Mobile App for the iPhone. The FREE Swap.com Mobile App integrates the world’s leading bar code scanning technology to enable frictionless entry of items to get instant access to Swap.com's inventory of 13 million items. Safeguard has deployed $8.1 million of capital into Swap.com since July 2008 and has a 46% primary ownership position.

ThingWorx is a revolutionary platform designed to accelerate development of applications connecting people, systems and devices. ThingWorx extends the key functionality of Web 2.0, social media and the semantic web to the “world of things,” creating a platform that amplifies the productivity of people through collective intelligence and user-driven information. The platform’s unique ability to link people and systems with the physical world unlocks tremendous value in industrial markets such as manufacturing, utilities and energy, as well as in emerging “Internet of Things” markets, which include smart homes, cities, agriculture, transportation, and infrastructure. Safeguard deployed $5 million in ThingWorx in February 2011 for a 31% primary ownership position.

SAFEGUARD SCIENTIFICS FIRST QUARTER 2011 CONFERENCE CALL
Please call at least 10 minutes prior to the call to register.

Date: Wednesday, April 27, 2011

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Conference ID#: 59875123

Call-in Number: 800-537-0745
(International) +678-825-8236

Replay Number: 800-642-1687
(International) +706-645-9291
Replay available through May 27, 2011 at 11:59 pm EDT

Podcast: www.safeguard.com/podcast
Available approximately 24 hours after the conclusion of the call

Speakers: President and CEO Peter J. Boni; Senior Vice President and CFO Stephen T. Zarrilli

Format: Discussion of first quarter 2011 financial results followed by Q&A.

For more information, please contact IR@safeguard.com.

UPCOMING MAY 2011 EVENTS

  May 10 ― World Stem Cells & Regenerative Medicine Congress, London, U.K.
  May 10 ― 2nd Annual MDB Bright Lights Conference, New York, NY
  May 22 ― B. Riley & Co. 12th Annual Investor Conference, Santa Monica, CA
  May 26 ― Safeguard Scientifics Annual Meeting of Shareholders, King of Prussia, PA

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine, Specialty Pharmaceuticals and selected healthcare services, and technology companies in Internet / New Media, Financial Services IT, Healthcare IT and selected business services with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com, our blog at blog.safeguard.com or you can follow us on Twitter @Safeguard and LinkedIn.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2011	2010

Assets
Cash, cash equivalents and marketable securities	$152,625	$225,830
Restricted cash equivalents and cash held in escrow	11,456	11,327
Other current assets	750	785
Total current assets	164,831	237,942
Ownership interests in and advances to partner companies	71,604	60,256
Available-for-sale securities	22,151	25,447
Long-term marketable securities	21,346	-
Long-term restricted cash equivalents	9,505	11,881
Other	929	1,019
Total Assets	$290,366	$336,545

Liabilities and Equity
Convertible senior debentures - current	$-	$31,289
Other current liabilities	5,508	8,884
Total current liabilities	5,508	40,173
Other long-term liabilities	4,267	5,311
Convertible senior debentures - non-current	45,220	44,630
Total equity	235,371	246,431
Total Liabilities and Equity	$290,366	$336,545

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended March 31,
	2011	2010

Operating expenses	$4,884	$4,833
Operating loss	(4,884)	(4,833)
Other income (loss), net interest and equity loss	(4,126)	(17,018)

Net loss before income taxes	(9,010)	(21,851)
Income tax benefit	-	-
Net loss	$(9,010)	$(21,851)

Net loss per share:

Basic	$(0.44)	$(1.07)

Diluted	$(0.46)	$(1.07)

Basic and diluted weighted average shares outstanding	20,678	20,392

Safeguard Scientifics, Inc.
Segment Results from Operations
(in thousands)

	Three Months Ended March 31,
	2011	2010

Operating Loss from Operations (a)
Life Sciences	$-	$-
Technology	-	-
Total Segment Results	-	-
Other Items (c)	(4,884)	(4,833)
	$(4,884)	$(4,833)

Net Income (Loss) from Operations (b)
Life Sciences	$735	$(6,405)
Technology	(3,568)	(1,761)
Total Segment Results	(2,833)	(8,166)
Other Items (c)	(6,177)	(13,685)
Net Loss from Operations	$(9,010)	$(21,851)

(a) Operating Loss from Operations represents the revenue less operating expenses of each segment.

(b) Net Income (Loss) from Operations includes the net results of each segment, including other income (loss), interest income (loss) and equity income (loss).

(c) Other Items includes corporate expenses, income taxes, and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 14 partner companies as of March 31, 2011, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our equity and cost method partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.

	March 31,
	2011

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity Method and Cost Method Partner Companies	$66,512	$125,215
Other holdings	5,092	33,840
	$71,604	$159,055

Available-For-Sale Securities	$22,151	$27,349

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave, 610-975-4952
Vice President, Business Development and Corporate Communications